Reading International Announces Record 2nd Quarter 2009 Results

•  Revenue from operations at $54.4 million, the second highest ever reported
•  Net Income of $9.9  million, the second highest ever reported, was $9.6 million higher than the $284,000 in the 2008 Quarter
·  EBITDA(1) of $16.7 million, the highest ever reported, was $7.5 million higher than the $9.2 million in the 2008 Quarter
·  Net Worth increased to $93.8 million at June 30, 2009 from $69.4 million at December 31, 2008
Los Angeles, California, - (PR NEWSWIRE) –August 7, 2009 – Reading International, Inc. (NASDAQ: RDI) announced today results for its quarter ended June 30, 2009.

2009 Highlights

•	our EBITDA(1) for the 2009 June quarter was $16.7 million compared to $9.2 million in the 2008 quarter, an increase of 80.7%;

•	for the 2009 six months our EBITDA(1) was $21.9 million compared to $16.2 million in 2008, an increase of 35.6%;

•
we had significant local currency cinema revenue growth in both Australia and New Zealand, with Australia showing a 33% increase and New Zealand a 15.5% increase over the June quarter in 2008.  In Australia, in local currency, this quarter’s revenue at AUS$27.0 million was a record high;

•
the first fully comparable quarter to the prior year in our US cinema operations, since our Consolidated Entertainment acquisition resulted in a revenue increase for such operations of $1.0 million or 3.6%, over the prior year quarter;

•	we reduced our general and administrative expenses by 13.8% for the quarter and 9.7% for the half year, compared to prior year;

•
during first quarter of 2009, we reacquired 45.8% of our outstanding Trust Preferred Securities (“TPS”) for $11.5 million thereby extinguishing $22.9 million of our debt related to these securities on April 30, 2009.  This resulted in us recognizing an $11.5 million gain on retirement of subordinated debt in the current quarter offset by a $0.7 million write off of deferred financing costs associated with this transaction;

•	the anticipated purchaser of our Auburn property elected not to proceed, allowing us to take into income $1.5 million (AUS$2.0 million) in previously made option payments;

•
the decrease in the value of the Australian and New Zealand dollars vis-à-vis the US dollar from $0.9562 and $0.7609, respectively, as of June 30, 2008 to $0.8055 and $0.6447, respectively, as of June 30, 2009, had a  dampening effect on our reported operational earnings for the 2009 quarter compared to the 2008 quarter even though our operational income in the local currencies increased by 47.2% in Australia and 43.0% in New Zealand; and

•
primarily as a result of the stronger operating income, the TPS gain, and the fact that both the Australian dollar and the New Zealand dollar have recaptured some of their value since year end, when such currencies traded at $0.6983 and $0.5815, respectively, our stockholders’ equity has risen to $93.8 million at June 30, 2009 compared to $69.4 million at December 31, 2008.

Subsequent to June 30, 2009, as part of the terms of settlement, we and Magoon Acquisition and Development, LLC (“Magoon LLC”) closed on the sale of our respective interests in Malulani Investments, Limited (“MIL”) and The Malulani Group, Limited (collectively, “MMG”) and settled certain litigation with MMG and certain of their officers and Directors.  As a result of the sale and the settlement (which was negotiated in March 2009), on July 2, 2009, we received $2.5 million in cash and $6.75 million in notes aggregating $9.25 million, and a ten-year tail interest in MIL.  Under the terms of our Shareholders’ Agreement with Magoon LLC, substantially all of the proceeds of this sale and settlement will be allocated to us, until we have recouped our initial investment in MIL and all costs advanced by us with respect to the litigation.

Second Quarter 2009 Discussion

On February 22, 2008, we acquired 15 cinemas with 181 screens in Hawaii and California, the Consolidated Entertainment acquisition.  This quarter was the first fully comparable year-to-year quarter for our US cinema operations.  These assets provided an operating income before depreciation and amortization in the second quarter of 2009 of $3.4 million compared to the $2.0 million provided in the same quarter of 2008.

Revenue from operations increased from $53.8 million in the 2008 quarter to $54.4 million in 2009, a 1.2% increase.  The cinema revenue increase of $1.7 million was driven by a $1.0 million increase in the US, a $1.2 million increase in Australia and a decrease in New Zealand of $0.5 million.  The results of Australia and New Zealand were affected negatively by the previously mentioned currency exchange movements even though we noted significantly higher revenues in the local currencies for the period in both Australia and New Zealand.  The top 3 grossing films for the quarter in our circuit worldwide were: “Transformers: Revenge of the Fallen,” “The Hangover” and “X-Men Origins: Wolverine,” which between them accounted for approximately 20.4% of our cinema box office revenue.  The real estate revenue was down by $1.1 million from quarter to quarter, as a result of the negative currency exchange effects in Australia and New Zealand as well as lower live theatre rentals in the US.  In local currencies, real estate revenue was flat in both Australia and New Zealand.

As a percentage of revenue, operating expense, at 76.8% in the 2009 quarter was lower than the 82.0% of the 2008 quarter.  This decrease was in part related to the final allocation for accounting purposes of a greater portion of the purchase price paid for our Consolidated Entertainment cinemas to goodwill than originally estimated.  This change, effective in the fourth quarter of 2008, has resulted in higher straight-line rent and acquired lease costs in 2008 than in 2009.  This increase was offset in part by a decrease in depreciation and amortization expense, discussed below, also resulting from this final allocation of the purchase price paid for the Consolidated Entertainment cinemas.  Additionally we noted decreased cinema costs from our Australia and New Zealand cinema operations primarily due to the impact of currency exchange rates.

Depreciation and amortization decreased by $2.2 million, or 39.9%, from $5.5 million in the 2008 quarter to $3.3 million in the 2009 quarter, primarily due to the previously mentioned purchase accounting finalization for our acquired Consolidated Entertainment cinema assets.

As the sale of our Auburn property is no longer proceeding, we have moved the property back to continuing operations, and as a result we expensed $549,000 as catch-up depreciation, classified as loss on transfer of real estate from held for sale to continuing operations.

General and administrative expense decreased by $676,000 or 13.8%, from $4.9 million to $4.2 million in the 2009 quarter.  This decrease was primarily related to cost cutting measures implemented worldwide; one-time 2008 purchase related costs of our Consolidated Entertainment acquisition; and the impact of currency exchange rate decreases.

Driven by the above factors our operating income for the quarter increased by $5.3 million to $4.5 million compared to a loss of $762,000 in the same quarter last year.

Interest expense decreased by $168,000 from $3.0 million in the 2008 quarter to $2.9 million in the 2009 quarter.  This was primarily related to our ceasing to capitalize interest on our development properties, where development has been substantially curtailed, which resulted in an interest expense increase, which was offset by a reduction in interest expense due to the mark-to-market of our interest rate swaps.

For the 2009 quarter, we recorded an “other loss” of $1.8 million compared to an “other income” of $1.9 million for the 2008 quarter, a $3.6 million change.  For the 2009 quarter, the $1.8 million other loss included a $2.2 million loss on currency transactions and a $1.3 million other than temporary loss on our Becker marketable securities offset by a $1.5 million gain on the Auburn option termination.  The 2008 quarter other income of $1.9 million was primarily related to a gain on currency transactions of $447,000, a $314,000 receipt related to our Burstone litigation, and $910,000 of Hurricane Georges insurance proceeds related to damage caused in 1998 to one of our previously owned cinemas in Puerto Rico.

During the 2009 quarter, we recorded a $10.7 million gain on retirement of subordinated debt (TPS), net of a $749,000 loss on deferred financing costs associated with the subordinated debt.

In the 2008 quarter we recorded a gain on sale of investment in an unconsolidated entity of $2.5 million from the sale of our 50% interest in the cinema at Botany Downs in Auckland, New Zealand.

As a result of the above, we reported a net income of $9.9 million for the 2009 quarter compared to a net income of only $284,000 in the 2008 quarter.

Our EBITDA(1) at $16.7 million for the 2009 quarter was $7.5 million higher than the 2008 quarter of $9.2 million, predominantly driven by better operating margins (approximately $3.1 million) plus the gain on the TPS retirement (approximately $10.7 million) offset by the “other income (loss)” change (approximately $3.6 million) and the 2008 gain on sale (approximately $2.5 million).

Our adjusted EBITDA(1) for the 2009 quarter was $8.5 million after excluding:

•	the $10.7 million gain on the retirement of our TPS debt;
•	the $1.5 million gain from Auburn option payments;
•	the $549,000 loss on transfer of Auburn;
•	the realized transactional currency loss of $2.2 million; and
•	the $1.3 million other than temporary loss on our Becker marketable securities.

Our adjusted EBITDA(1) for the 2008 quarter was $5.0 million after excluding:

•	the $2.5 million gain on sale of Botany; and
•	the $1.7 million in one-time and realized transactional currency gains.

First Half 2009 Summary

Our Consolidated Entertainment acquisition provided an operating income before depreciation and amortization in the 2009 six-months of $5.4 million compared to the $1.8 million provided in the 2008 six-months.

Revenue from operations increased from $93.5 million in 2008 to $101.5 million in 2009, an 8.6% increase.  The cinema revenue increase of $9.8 million was driven by an increase of $13.7 million in the US and decreases in Australia of $1.4 million and New Zealand of $2.5 million.  The decreases in Australia and New Zealand were currency exchange driven as the local currency revenues were up 22.7% in Australia and 3.3% in New Zealand, compared to the 2008 six-months.  The top 3 grossing films for the six-months in our circuit worldwide were: “Slumdog Millionaire,” “The Hangover” and “Fast and Furious,” which between them accounted for approximately 11.4% of our cinema box office revenue.  The real estate revenue was down by $1.8 million from 2008 to 2009, as a result of the negative currency exchange effects in Australia and New Zealand as well as lower live theatre rentals in the US.  In local currencies, real estate revenue was flat in both Australia and New Zealand.

As a percentage of revenue, operating expense, at 77.5% in 2009 was lower than the 78.7% of 2008.  The reduction was primarily driven by the same reasons as the quarter, above.

Depreciation and amortization decreased by $2.2 million, or 23.8%, from $9.4 million in 2008 to $7.2 million in 2009, primarily due to the previously mentioned purchase accounting adjustments for our acquired Consolidated Entertainment cinema assets.

As the sale of our Auburn property is no longer proceeding, we have moved the property back to continuing operations, and as a result we expensed $549,000 as catch-up depreciation, classified as loss on transfer of real estate from held for sale to continuing operations.

General and administrative expense decreased by $929,000 or 9.7%, from $9.6 million to $8.7 million in 2009.  This decrease was primarily driven by the same reasons as the quarter, above.

Driven by the above factors, our operating income for the 2009 six-months increased by $5.6 million to $6.4 million, compared to income of $875,000 in the 2008 six-months.

Interest expense increased by $1.4 million, from $5.9 million in the 2008 six-months to $7.3 million in the 2009 six-months.  This was primarily related to our ceasing to capitalize interest on our development properties, where development has been substantially curtailed, which resulted in an interest expense increase.

In 2009, we recorded an “other loss” of $2.1 million compared to an “other income” of $3.6 million for the same period in 2008, a $5.7 million change.  The 2009 other loss of $2.1 million included a $2.2 million loss on currency transactions, a $2.1 million other than temporary loss on our Becker marketable securities, and a $1.5 million gain on the Auburn option termination.  The 2008 other income of $3.6 million was primarily related to a gain on currency transactions of $447,000; a $1.1 million receipt related to our Burstone litigation; $910,000 of insurance proceeds related to damage caused by Hurricane Georges in 1998 to one of our previously owned cinemas in Puerto Rico; and the settlement in our credit card dispute of $385,000.

During the 2009 six-months, we recorded a $10.7 million gain on retirement of subordinated debt (TPS), net of a $749,000 loss on deferred financing costs associated with the subordinated debt.

In 2008 we recorded a gain on sale of investment in an unconsolidated entity of $2.5 million from the sale of our 50% interest in the cinema at Botany Downs in Auckland, New Zealand.

As a result of the above, we reported a net income of $6.5 million for the 2009 six-months compared to a net income of only $56,000 in the 2008 six-months.

Our EBITDA(1) at $21.9 million for the 2009 six-months was $5.7 million higher than the 2008 six-months of $16.2 million, predominantly driven by better operating margins (approximately $3.3 million) plus the gain on the TPS retirement (approximately $10.7 million) offset by the “other income (loss)” change (approximately $5.7 million) and the 2008 gain on sale (approximately $2.5 million).

Our adjusted EBITDA(1) for the 2009 six-months was $14.5 million after excluding:

•	the $10.7 million gain on the retirement of our TPS debt;
•	the $1.5 million gain from Auburn option payments;
•	the $549,000 loss on transfer of Auburn;
•	the realized transactional currency loss of $2.2 million; and
•	the $2.1 million other than temporary loss on our Becker available-for-sale shares.

Our adjusted EBITDA(1) for the 2008 quarter was $10.9 million after excluding:

•	the $2.5 million gain on sale of Botany; and
•	the $2.8 million in one-time and realized transactional currency gains.

Balance Sheet

Our total assets at June 30, 2009 were $379.0 million compared to $371.9 million at December 31, 2008.  The currency exchange rates for Australia and New Zealand as of June 30, 2009 were $0.8055 and $0.6447, respectively, and as of December 31, 2008, these rates were $0.6983 and $0.5815, respectively.  As a result, currency had a positive effect on the balance sheet at June 30, 2009 compared to December 31, 2008.

Our cash position at June 30, 2009 was $21.2 million compared to $30.9 million at December 31, 2008, reflecting the $11.5 million used to effectively repurchase $22.9 million of our TPS in the first quarter of 2009.

At the present time we have approximately $3.8 million (AUS$5.5 million) in undrawn funds under our Australian Corporate Credit Facility.  During May 2009, we extended the term of our New Zealand facility to March 31, 2012 and reduced the available borrowing amount to $29.0 million (NZ$45.0 million).  As a result, we currently have undrawn funds of $19.3 million (NZ$30.0 million) available under our line of credit in New Zealand.  Accordingly, we believe that we have sufficient borrowing capacity under our Australian Corporate Credit Facility and our New Zealand line of credit to meet our anticipated short-term working capital requirements.

Our working capital at June 30, 2009 became negative by $10.2 million and compares to a positive working capital of $12.5 million at December 31, 2008, again driven by the TPS repurchase and the recharacterization of two loans that have become short-term in nature, totaling $12.5 million.

Stockholders’ equity was $93.8 million at June 30, 2009 compared to $69.4 million at December 31, 2008.

Subsequent Events

Malulani Investments Litigation

On July 2, 2009, we settled our lawsuit with MMG and certain of its officers, directors and affiliates.

Change in Stock Exchange

On August 4, 2009, we moved our stock listings for both our classes of voting and nonvoting stock from the AMEX to the NASDAQ exchange.  The ticker symbols for each of the stocks remained the same, namely RDI for the nonvoting stock and RDIB for the voting stock.

Australia Construction Loan

Our Australian Construction Loan effectively matures on September 30, 2009.  As such, we used our available cash reserves to pay off the loan on July 31, 2009.

Indooroopilly Lease

On July 24, 2009, we signed a lease with the City of Brisbane, Australia to lease our Indooroopilly building to them for an initial three year period with two-three year options.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets.  Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and

•
the development, ownership and operation of retail and commercial real estate in Australia, New Zealand and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide cinema business under various different brands:

•	in the United States, under the

o	Reading brand,

o	Angelika Film Center brand (http://angelikafilmcenter.com/),

o	Consolidated Theatres brand (http://www.consolidatedtheatres.com/), and

o	City Cinemas brand;

•	in Australia, under the Reading brand (http://www.readingcinemas.com.au/); and

•	in New Zealand, under the

o	Reading (http://www.readingcinemas.co.nz) and

o	Rialto (http://www.rialto.co.nz) brands.

Forward-Looking Statements

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:

o	The number and attractiveness to movie goers of the films released in future periods;

o	The amount of money spent by film distributors to promote their motion pictures;

o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;

o
The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

o
The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD and VHS rentals and sales, and so called “movies on demand;”

•	With respect to our real estate development and operation activities:

o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;

o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;

o	the risks and uncertainties associated with real estate development;

o	The availability and cost of labor and materials;

o	Competition for development sites and tenants; and

o	The extent to which our cinemas can continue to serve as an anchor tenant which will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;

•
With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;

o	The relative values of the currency used in the countries in which we operate;

o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;

o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);

o
 Our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health-related problems;

o	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and

o	Changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, it naturally follows that no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Finally, please understand that we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-US GAAP financial measures.”  In such case, a reconciliation of this information to our US GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer
Reading International, Inc.    (213) 235 2240

(1) The Company defines EBITDA as net income (loss) before net interest expense, income tax benefit, depreciation, and amortization.  EBITDA is presented solely as a supplemental disclosure as we believe it to be a relevant and useful measure to compare operating results among our properties and competitors, as well as a measurement tool for evaluation of operating personnel.  EBITDA is not a measure of financial performance under the promulgations of generally accepted accounting principles (“GAAP”).  EBITDA should not be considered in isolation from, or as a substitute for, net loss, operating loss or cash flows from operations determined in accordance with GAAP.  Finally, EBITDA is not calculated in the same manner by all companies and accordingly, may not be an appropriate measure for comparing performance amongst different companies.  See the “Supplemental Data” table attached for a reconciliation of EBITDA to net income (loss).

Reading International, Inc. and Subsidiaries
Supplemental Data
Segment Reporting (Unaudited)
(dollars in thousands, except per share amounts)

Statements of Operations	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Revenue	$54,422	$53,751	$101,500	$93,478
Operating expense
Cinema/real estate	41,775	44,076	78,688	73,595
Depreciation and amortization	3,324	5,528	7,168	9,411
Loss on transfer of real estate from held for sale to continuing operations	549	--	549	--
General and administrative	4,233	4,909	8,668	9,597

Operating income (loss)	4,541	(762)	6,427	875

Interest expense, net	(2,871)	(3,039)	(7,261)	(5,876)
Other income (loss)	(1,757)	1,860	(2,057)	3,592
Gain on retirement of subordinated debt	10,714	--	10,714	--
Gain on sale of investment in an unconsolidated entity	--	2,450	--	2,450
Income tax expense	(647)	(407)	(999)	(824)
Net (income) loss attributable to the noncontrolling interest	(90)	182	(328)	(161)

Net income	$ 9,890	$ 284	$ 6,496	$ 56

Basic and diluted earnings per share	$ 0.44	$ 0.01	$ 0.29	$ 0.00

EBITDA*	$16,732	$ 9,258	$ 21,924	$16,167

EBITDA* change	$7,474		$5,757

*
EBITDA presented above is net income adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment for discontinued operations (this includes interest expense and depreciation and amortization for the discontinued operations).

Reconciliation of EBITDA to the net income (loss) is presented below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Net earnings	$9,890	$284	$6,496	$56
Add:Interest expense, net	2,871	3,039	7,261	5,876
Add:Income tax provision	647	407	999	824
Add:Depreciation and amortization	3,324	5,528	7,168	9,411

EBITDA	$16,732	$9,258	$21,924	$16,167

Reading International, Inc. and Subsidiaries
Supplemental Data
Segment Reporting (Unaudited)
(dollars in thousands)

Three months ended June 30, 2009	Cinema	Real Estate	Intersegment Eliminations	Total
Revenue	$51,215	$5,432	$(2,225)	$54,422
Operating expense	41,320	2,680	(2,225)	41,775
Depreciation & amortization	2,576	754	--	3,330
Loss on transfer of real estate held for sale to Continuing Operations	--	549	--	549
General & administrative expense	765	189	--	954
Segment operating income	$6,554	$1,260	$--	$7,814
Three months ended June 30, 2008	Cinema	Real Estate	Intersegment Eliminations	Total
Revenue	$49,488	$5,813	$(1,550)	$53,751
Operating expense	43,330	2,296	(1,550)	44,076
Depreciation & amortization	4,060	1,287	--	5,347
General & administrative expense	1,129	432	--	1,561
Segment operating income	$969	$1,798	$--	$2,767

Reconciliation to net income attributable to Reading International, Inc. shareholders:	2009 Quarter	2008 Quarter
Total segment operating income	$7,814	$2,767
Non-segment:
Depreciation and amortization expense	(6)	181
General and administrative expense	3,279	3,348
Operating income (loss)	4,541	(762)
Interest expense, net	(2,871)	(3,039)
Gain on retirement of subordinated debt (trust preferred securities)	10,714	--
Other income (loss)	(1,921)	1,671
Income tax expense	(647)	(407)
Equity earnings of unconsolidated joint ventures and entities	164	189
Gain on sale of investment in an unconsolidated entity	--	2,450
Net income	9,980	102
Net (income) loss attributable to the noncontrolling interest	(90)	182
Net income attributable to Reading International, Inc. common shareholders	$9,890	$284

Reading International, Inc. and Subsidiaries
Supplemental Data
Segment Reporting (Unaudited)
(dollars in thousands)

Six months ended June 30, 2009	Cinema	Real Estate	Intersegment Eliminations	Total
Revenue	$94,651	$11,390	$(4,541)	$101,500
Operating expense	77,596	5,633	(4,541)	78,688
Depreciation & amortization	5,485	1,435	--	6,920
Loss on transfer of real estate held for sale to Continuing Operations	--	549	--	549
General & administrative expense	1,567	370	--	1,937
Segment operating income	$10,003	$3,403	$--	$13,406
Six months ended June 30, 2008	Cinema	Real Estate	Intersegment Eliminations	Total
Revenue	$84,831	$11,763	$(3,116)	$93,478
Operating expense	72,301	4,410	(3,116)	73,595
Depreciation & amortization	6,669	2,382	--	9,051
General & administrative expense	1,898	598	--	2,496
Segment operating income	$3,963	$4,373	$--	$8,336

Reconciliation to net income attributable to Reading International, Inc. shareholders:	2009 Six Months	2008 Six Months
Total segment operating income	$13,406	$8,336
Non-segment:
Depreciation and amortization expense	248	360
General and administrative expense	6,731	7,101
Operating income	6,427	875
Interest expense, net	(7,261)	(5,876)
Gain on retirement of subordinated debt (trust preferred securities)	10,714	--
Other income (loss)	(2,716)	3,045
Income tax expense	(999)	(824)
Equity earnings of unconsolidated joint ventures and entities	659	547
Gain on sale of investment in an unconsolidated entity	--	2,450
Net income	6,824	217
Net income attributable to the noncontrolling interest	(328)	(161)
Net income attributable to Reading International, Inc. common shareholders	$6,496	$56

Reading International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(U.S. dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue
Cinema	$51,215	$49,488	$94,651	$84,831
Real estate	3,207	4,263	6,849	8,647
	54,422	53,751	101,500	93,478
Operating expense
Cinema	39,095	41,780	73,055	69,185
Real estate	2,680	2,296	5,633	4,410
Depreciation and amortization	3,324	5,528	7,168	9,411
Loss on transfer of real estate held for sale to continuing operations	549	--	549	--
General and administrative	4,233	4,909	8,668	9,597
	49,881	54,513	95,073	92,603

Operating income (loss)	4,541	(762)	6,427	875

Interest income	219	365	737	603
Interest expense	(3,090)	(3,404)	(7,998)	(6,479)
Gain on retirement of subordinated debt (trust preferred securities)	10,714	--	10,714	--
Other income (loss)	(1,921)	1,671	(2,716)	3,045
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures and entities	10,463	(2,130)	7,164	(1,956)
Income tax expense	(647)	(407)	(999)	(824)
Income (loss) before equity earnings of unconsolidated joint ventures and entities	9,816	(2,537)	6,165	(2,780)
Equity earnings of unconsolidated joint ventures and entities	164	189	659	547
Gain on sale of investment in an unconsolidated entity	--	2,450	--	2,450
Net income	$9,980	$102	$6,824	$217
Net (income) loss attributable to noncontrolling interest	(90)	182	(328)	(161)
Net income attributable to Reading International, Inc. common shareholders	$9,890	$284	$6,496	$56

Basic and diluted earnings per share attributable to Reading International, Inc. common shareholders	$0.44	$0.01	$0.29	$0.00
Weighted average number of shares outstanding – basic	22,653,050	22,476,355	22,616,193	22,476,355
Weighted average number of shares outstanding – dilutive	22,687,273	22,763,826	22,650,415	22,763,826

Reading International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(U.S. dollars in thousands)

	June 30, 2009	December 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$21,199	$30,874
Receivables	6,891	7,868
Inventory	700	797
Investment in marketable securities	1,324	3,100
Restricted cash	855	1,656
Prepaid and other current assets	2,821	2,324
Total current assets	33,790	46,619
Property held for and under development	82,708	69,016
Property & equipment, net	181,090	173,662
Investments in unconsolidated joint ventures and entities	11,701	11,643
Investment in Reading International Trust I	838	1,547
Goodwill	36,004	34,964
Intangible assets, net	23,901	25,118
Other assets	8,984	9,301
Total assets	$379,016	$371,870

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$12,483	$13,170
Film rent payable	6,437	7,315
Notes payable – current portion	13,809	1,347
Taxes payable	6,348	6,425
Deferred current revenue	4,730	5,645
Other current liabilities	149	201
Total current liabilities	43,956	34,103
Notes payable – long-term portion	169,089	172,268
Notes payable to related party – long-term portion	14,000	14,000
Subordinated debt – trust preferred securities	27,913	51,547
Noncurrent tax liabilities	6,603	6,347
Deferred non-current revenue	588	554
Other liabilities	23,037	23,604
Total liabilities	285,186	302,423
Commitments and contingencies
Stockholders’ equity:
Class A Nonvoting Common Stock, par value $0.01, 100,000,000 shares authorized, 35,661,806 issued and 21,084,582 outstanding at June 30, 2009 and 35,564,339 issued and 20,987,115 outstanding at December 31, 2008	216	216
Class B Voting Common Stock, par value $0.01, 20,000,000 shares authorized and 1,495,490 issued and outstanding at June 30, 2009 and at December 31, 2008	15	15
Nonvoting Preferred Stock, par value $0.01, 12,000 shares authorized and no outstanding shares	--	--
Additional paid-in capital	134,237	133,906
Accumulated deficit	(62,981)	(69,477)
Treasury shares	(4,306)	(4,306)
Accumulated other comprehensive income	24,865	7,276
Total Reading International, Inc. stockholders’ equity	92,046	67,630
Noncontrolling interest	1,784	1,817
Total stockholders’ equity	93,830	69,447
Total liabilities and stockholders’ equity	$379,016	$371,870